1/25/99  5:36 PM
                           Contacts:
                           Sofamor Danek:                Medtronic:
                           George G. Griffin III or      Dale Beumer
                           J. Mark Merrill               Investor Relations
                           901/396-2695                  612/514-3038

                                                         Jessica Stoltenberg
                                                         Public Relations
                                                         612/514-3333


F O R   I M M E D I A T E   R E L E A S E

              MEDTRONIC AND SOFAMOR DANEK ANNOUNCE CONVERSION RATIO
                               FOR PROPOSED MERGER

     MINNEAPOLIS, MN, January 25, 1999 -- Medtronic, Inc. (NYSE: MDT - news), and Sofamor Danek Group, Inc. (NYSE: SDG - news), today announced that the conversion ratio to be used to determine the number of shares of Medtronic common stock to be issued for each outstanding share of Sofamor Danek common stock in the previously announced proposed combination of Medtronic and Sofamor Danek is 1.65159. The conversion ratio is based on the average closing price of Medtronic stock over a 15-trading-day period that ended on January 25, 1999 of $70.53. The proposed merger is subject to the approval of Sofamor Danek's shareholders, who will vote on the merger at Sofamor Danek's special meeting of shareholders scheduled for January 27, 1999. If Sofamor Danek's shareholders approve the proposed merger at the special meeting, Medtronic and Sofamor Danek currently anticipate that the merger will be completed shortly after the special meeting. Sofamor Danek shares will cease trading on the New York Stock Exchange upon completion of the merger. Sofamor Danek Group, Inc. is primarily involved in developing, manufacturing and marketing devices, instruments, computer-assisted surgery products and biomaterials used in the treatment of spinal and cranial disorders. Sofamor Danek's stock is traded on the New York Stock Exchange (NYSE) under the symbol SDG. Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company specializing in implantable and interventional therapies. Its Internet address is www.medtronic.com.

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